Exhibit 11.

Computation of Weighted Average Shares Outstanding and Earnings Per Share

Shares Outstanding End of Month - 1st Quarter

                                                       2001
                                                  -------------
                     January                         3,981,008
                     February                        3,980,300
                     March                           3,979,483
                                                  -------------
                                                    11,940,791

                     Divided by:                    3 months
                                                  -------------

                                                     3,980,264
                                                  =============

                     Net Income                      1,597,879
                                                  =============

                     Net Income Per Share - Basic       $ 0.40